EXHIBIT (11) COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                                       Three Months Ended                     Twelve Months Ended
                                               ---------------------------------       --------------------------------
                                               Dec. 31, 1995       Dec. 31, 1994       Dec. 31, 1995       Dec. 31, 1994
                                               -------------       -------------       -------------      -------------
Net income                                        $3,955,000          $1,948,000          $9,340,000          $6,944,000

Primary earnings per share:

Weighted average number of common
  shares outstanding                               7,833,640           6,015,156           6,488,907           6,015,156

  Add: Shares arising from the assumed
    exercise of stock options (as determined
     under the Treasury Stock Method)                197,168                  --              49,292                  --
                                                  ----------          ----------           ---------          ----------
  Weighted average of common and
    equivalent shares                              8,030,808           6,015,156           6,538,199           6,015,156
                                                  ==========          ==========          ==========          ==========

      Primary earnings per share                  $     0.49          $     0.32          $     1.43          $     1.15
                                                  ==========          ==========          ==========          ==========

Fully diluted earnings per share (1):

      Weighted average of common and
        equivalent shares outstanding (as
        determined for the Primary earnings
        per share calculation above)               8,030,808           6,015,156           6,538,199           6,015,156

      Add: Additional shares arising from the
        assumed exercise of stock options
        (as determined under the Treasury
        Stock Method)                                     --                  --                  --                  --
                                                  ----------          ----------           ---------          ----------

  Weighted average of common and
    equivalent shares                              8,030,808           6,015,156           6,538,199           6,015,156
                                                  ==========          ==========          ==========          ==========

      Fully diluted earnings per share            $     0.49          $     0.32          $     1.43          $     1.15
                                                  ==========          ==========          ==========          ==========

Note (1): This calculation is submitted in accordance with the Securities Act of 1933 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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